EXHIBIT 2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is dated as of August 8, 2008 (this "Agreement"), between OPKO Health, Inc., a Delaware corporation (the "Company"), and the purchasers listed on Annex A hereto (collectively, the "Purchasers").

WHEREAS, the Company desires to sell to Purchasers, and Purchasers desire to purchase from the Company, shares of the Company's common stock, par value $.01 per share (the "Common Stock"), on the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

WHEREAS, the Purchase Price and the Shares (as hereinafter defined) issued shall be allocated among the Purchasers in accordance with Annex A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article 1

Purchase and Sale of Common Stock

1.1 Purchase and Sale of the Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to Purchasers, and Purchasers hereby agree to purchase from the Company, 13,513,514 shares of Common Stock (the "Shares") at a purchase price of $1.11 per share for an aggregate purchase price of $15 million (the " Purchase Price").

1.2 Closing. The closing of the issuance and sale of the Shares (the "Closing") shall take place at the Company’s offices in Miami, Florida on, or as soon as possible following, the date which is twenty (20) days after the Company first mails to stockholders an Information Statement on Schedule 14C notifying stockholders that the Transaction was approved by the written consent of stockholders holding a majority of the voting power of the outstanding capital stock of the Company (the “Closing”). As payment in full for the Shares being purchased by them at the Closing, Purchasers shall pay to the Company the Purchase Price by wire transfer.

Article 2

Additional Agreements

The Company and Purchasers shall cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate and make effective the sale of the Shares (the "Sale") and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Sale or any of the other transactions contemplated by this Agreement.

Article 3

Representations and Warranties of the Company

The Company represents and warrants to Purchasers as of the date hereof as follows:

3.1 Authorization of Agreements, etc. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the issuance, sale and delivery of the Shares have been duly authorized by all requisite corporate action and will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Company's Certificate of Incorporation, as amended, or Bylaws, as amended; (b) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (c) any material contract or agreement to which the Company is a party or by which it is bound; or (d) any statute, rule or governmental regulation applicable to the Company, except where such violation, conflict, or default would not have a material adverse effect on the Company.

3.2 Valid Issuance of Common Stock. The Shares have been duly authorized and, when issued, sold and delivered in accordance with this Agreement for the consideration expressed herein will be validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges and encumbrances of any nature whatsoever except for restrictions on transfer under this Agreement and under applicable Federal and state securities laws.

3.3 Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 Brokers and Finders. Neither the Company nor any of its subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Sale or the other transactions contemplated by this Agreement.

Article 4

Representations and Warranties of Purchasers

Each of the Purchasers hereby severally and not jointly represents and warrants to the Company as of the date hereof as follows:

4.1 Validity. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except:

(a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and

(b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2 Investment Representations.

(a) Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and was not organized for the specific purpose of acquiring the Shares;

(b) Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

(c) it is the present intention that the Shares being purchased by Purchaser are being acquired for Purchaser's own account for the purpose of investment and not with a present view to or for sale in connection with any distribution thereof;

(d) Purchaser understands that:

(i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act;

(ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration;

(iii) the Shares will bear a legend to such effect; and

(iv) the Company will make a notation on its transfer books to such effect; and

(e) the Company has made available to Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company.

4.3 Brokers and Finders. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Sale or the other transactions contemplated by this Agreement.

Article 5

Miscellaneous

5.1 Lock-Up. Each of the Purchasers hereby irrevocably agrees that until the second anniversary of the date of Closing, he she or it will not, without the prior written consent of the Company, directly or indirectly:

(a) Offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future, of any of the Shares;

(b) Enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Shares, or

(c) Publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the second anniversary of the date hereof.

5.2 Legend. Each certificate that represents Shares shall have conspicuously endorsed thereon the following legends:

THIS STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS STOCK MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (A) A REGISTRATION STATEMENT FOR THE STOCK UNDER THE SECURITIES ACT IS IN EFFECT OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE RELEVANT STATE SECURITIES LAWS.

THIS STOCK IS SUBJECT TO RESTRICTIONS ON RESALE PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT WITH THE COMPANY DATED AUGUST 8, 2008 AND MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY.

5.3 Brokerage. Each party hereto will indemnify and hold harmless the other against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

5.4 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

5.5 Notices. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or overnight mail via a nationally recognized courier providing a receipt for delivery and properly addressed as follows:

If to the Company:	OPKO Health, Inc.
4400 Biscayne Blvd.
Suite 1180
Miami, FL 33137
Attn: Kate Inman, Esq.

If to any of the Purchasers: To the address specified on the signature pages hereto.

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida for all purposes and in all respects, without regard to the conflict of law provisions of such state.

5.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

5.8 Counterparts. This Agreement may be executed in two or more counterparts (including facsimiles), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, only with the written consent of the Company and the Purchasers.

5.10 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

5.11 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

NOW THEREFORE, the Company and Purchasers have executed this Stock Purchase Agreement as of the date first above written.

OPKO HEALTH, INC.

By: _________________________________
Name:
Title:

INVESTORS

Hsu Gamma Investment, L.P.

By: _________________________________
Name: Jane Hsiao
Title: General Partner
Address: 4400 Biscayne Blvd. Suite 1500, Miami. FL 33137

ANNEX A

Purchaser	Number of Shares of Common Stock	Purchase Price

Hsu Gamma Investment, L.P.	1,801,800	$1,999,998.00

Total:	13,513,514	$15,000,000.54